COVER SHEET TO DALIAN CHUMING
SLAUGHTER AND PACKAGING PORK CO., LTD.
EXCLUSIVE LONG-TERM HOG PROCUREMENT AGREEMENT IV

Dalian Chuming Slaughter and Packaging Pork Company Ltd.	Producer: Dalian Chuming Group Co., Ltd
No. 2026 Diamond Street	No. 9 Xin Yi Street
Wafangdian	Ganjingzi District
CHINA	CHINA

THIS DOCUMENT IS A LEGAL CONTRACT BETWEEN
DALIAN CHUMING SLAUGHTER AND PACKAGING PORK CO., LTD. AND YOU.
READ YOUR CONTRACT CAREFULLY. This cover sheet provides only a brief summary of your contract. This is not the contract and only the terms of the actual contract are legally binding. The contract itself sets forth, in detail, the rights and obligations of both you and us. IT IS THEREFORE IMPORTANT THAT YOU READ YOUR CONTRACT CAREFULLY.

MATERIAL RISK DISCLOSURE STATEMENT

Please carefully consider the following risk factors in addition to your animal husbandry skills, management skills, experience and knowledge before signing this contract.

SWINE PRODUCTION RISKS
•
Raising swine for profit depends on many factors. Performance under the terms of this contract does not ensure that you will make a profit. Your profitability is affected by numerous factors. Such factors include, but are not limited to, your own animal husbandry and management skills, herd health, adverse weather conditions, and catastrophic loss of facilities or hogs on account of factors beyond your control.

•
You bear all risks of production of market hogs until delivery to our plant and acceptance of hogs by us. Such risks include, but are not limited to, poor farrowing rates, diseased or injured hogs, death loss, poor feed conversion, and sort loss.

•
You are required to comply with any change in the PRC Law of Food Hygiene and the Administrative Measures for the Hygiene of Meat and Meat Products, and any HACCP program established by us. The requirements of such programs may be more stringent than the current requirements of the PRC Law and National Slaughtering Authentication Center.

FINANCIAL RISKS
•
This contract is not a “cost plus” contract. This means that you are not assured of covering all of your costs of operation, or of earning a profit, by performing in accordance with the contract terms.

•
This long-term contract requires you and us to agree to a specific supply arrangement for the entire term of the contract. This may turn out not to be the most beneficial way for you to market your hogs.

•	Financing of construction or operation of your swine facilities may exceed costs anticipated by you.
•
Failure to make payments to repay a third-party lender that has financed construction or operation of your swine facilities may cause your third-party lender to foreclose on the facility or take other collection actions. Any default by you under your financing agreement will also constitute a default under this contract.

•	You are required to indemnify and hold us harmless from all liabilities, damages, claims, judgments, costs and expenses arising out of your failure to perform this contract.

REGULATORY RISKS
•
You are responsible for obtaining all necessary permits to legally construct and operate your facilities. Failure to obtain such permits may result in enforcement actions being taken against you by regulatory agencies.

•
You are responsible for properly storing, handling and disposing of manure from your facilities. You are exposed to liability for any manure spills or contamination caused by improper storage, handling or disposal.

•	Your hogs may be quarantined or destroyed by animal health or other regulatory agencies if the hogs are found to be diseased.
•	You are responsible for disposal of all dead hogs. You could be exposed to liability if you fail to properly dispose of all dead hogs.

PAYMENT RISKS
•	If you are in default, we may pay you a lower price for your hogs for so long as the default continues.
•	If you are in default, we may pay you less than amounts you are otherwise due from us by offsetting amounts you owe us.

TERMINATION RISKS
•	We may terminate this contract prior to expiration of the term of the contract if you are in default.
•	We may terminate this contract prior to expiration of the term of the contract if we stop slaughtering hogs at the plant to which your hogs are being delivered and retain ownership of such plant.
•	If you are in default, we have the right to pursue any and all remedies available to us at law or in equity. These remedies include any remedies granted to us under this contract.

YOUR RIGHT TO REVIEW AND CANCEL THIS CONTRACT
You may cancel this contract by mailing a written cancellation notice to us at the address set forth above within three business days after you receive a copy of the fully signed contract. The written notice of cancellation will be deemed mailed on the date of the postmark on the envelope.

VOLUNTARY AGREEMENT; NO GUARANTEE OF PROFIT
You acknowledge that: (1) you have voluntarily entered into this contract on your own accord; (2) you have had adequate opportunity to consult with your own attorney and accountant regarding all legal, accounting and tax consequences of this contract; and (3) we and our employees and agents make no representations or guarantees of any kind whatsoever regarding the consequences or profitability of this contract to you.

Your Initials:	Date:

ii

TABLE OF CONTENTS

Parties		Cover Page
Statement That This Document is a Legal Contract		Cover Page
Material Risk Disclosure Statement		Cover Page
Your Right to Review and Cancel This Contract		Cover Page
Voluntary Agreement; No Guarantee of Profit		Cover Page
Table of Contents		iii
Introductory Paragraph		1
	Definition of “Agreement”	1
	Definition of “you”	1
	Definition of “we”, “us” and “our”	1
1.	Term and Quantity	1
2.	Price	1
	Definition of “Contract Price”	1
	Definition of “Market Base Price”	1
3.	Our Obligations	2
4.	Your Obligations	2
5.	Default; Termination	4
6.	Remedies	4
7.	Indemnity	4
8.	Right Of Offset	4
9.	No Security Interests or Liens in Hogs	5
10.	Force Majeure	5
11.	Assignment; Binding Effect	5
12.	Waiver	5
13.	Relationship of Parties	5
14.	Severability	5
15.	Survival of Provisions	5
16.	Entire Agreement; Amendment	6
17.	Governing Law	6
18.	Jurisdiction and Venue	6
19.	Mediation	6
20.	No Investment	6
21.	Authorization	6
Signatures of Parties		6

iii

This Dalian Chuming Slaughter and Packaging Pork Co., Ltd. Exclusive Long-Term Hog Procurement Agreement IV (this "Agreement") is made effective December 17, 2007, by and between the undersigned producer of hogs (hereinafter referred to as "you") and Dalian Chuming Slaughter and Packaging Pork Co., Ltd. (hereinafter referred to as "we", "us" or "our").

(a) The term of this Agreement commences on the effective date set forth above and expires on December 31, 2010 subject to termination pursuant to paragraph 5.

(b) You agree to exclusively supply the quantities of market hogs to us under Section 1 of this Agreement.

1. TERM AND QUANTITY.

(a) For the calendar years from January 1 to December 31 you will supply:

(1)	750,000 hogs in calendar year 2008

(2)	800,000 hogs in calendar year 2009

(3)	800,000 hogs in calendar year 2010

(b) All hogs produced from your hog production operation, and not less than the number of hogs per year specified in 1.(a) (1), (2), and (3) above.

(c) You acknowledge that our payment of the Contract Price as set forth in paragraph 2 is made in reliance upon your promise to perform exclusively under this Agreement for the entire term of the contract.

(d) You acknowledge that you will exclusively sell to us all of your merchantable hog production that meets our purchase criteria as stipulated below.

(e) You acknowledge that we retain the right to purchase hogs on the open market at our discretion in order to meet required volumes above and beyond the quantities you will supply us under this Agreement.

2. PRICE.

(a) The “Contract Price” to be paid to you for contracted hogs delivered to us shall be determined by us as follows:

(1)	We will calculate the Market Base Price each week as set forth in paragraph 2(b).

(2)	The Contract Price will be equal to the lower of the Market Base Price or the Spot Price.

(b) The "Market Base Price" shall be the average price per carcass cwt. of the prior week's Dalian Chuming Meat Union Co., Ltd. plant delivered hog prices. If we discontinue spot purchases of hogs and no longer establish such a plant delivered hog price, then the Market Base Price shall be equal to a rolling average of spot hog prices reported by the Dalian industry as the fair market price uniformly used in our long-term hog procurement program (The “Spot Price”). The reference price for Dalian industry shall be that published on the Liaoning Province Government website at http://www.lnprice.gov.cn/priceList .

(c) The hogs supplied under this Agreement shall be sold F.O.B. destination and title to hogs and risk of loss of hogs pass from you to us.

3. OUR OBLIGATIONS.

(a) We agree to pay you for contracted hogs within sixty (60) days of the last day of the month we take delivery of your hogs at our plant, at the price as set forth in paragraph 2, for the entire term of this Agreement.

(b) We will inspect, sort and weigh hogs at the delivery location or the plant.

(c)  We will keep all necessary records with respect to the receipt, weighing and payment of all hogs in accordance with our regular record retention and destruction schedule. We currently retain all scale tickets and checks for two (2) years. Upon giving us reasonable notice, you may inspect such records during normal business hours at locations designated by us. We will supply at your expense copies of such records as you reasonably request.

4. YOUR OBLIGATIONS.

(a)  You are solely responsible for the operation and management of your hog production operation. You are solely responsible for compliance of your hog production operation with all applicable PRC, provincial and local laws and regulations. Examples include laws and regulations relating to permits to operate your facilities, handling and disposal of manure, and disposal of dead hogs.

(b) We must approve the following aspects of your hog production operation at the commencement of this Agreement and any changes you make to these aspects:

(1) A genetic program capable of producing lean, uniform sorted hogs that consistently meet our requirements;

(2)  Facilities to farrow and finish hogs year round and/or sources of weanling and feeder pigs;

(3) A feeding program, using exclusively pre-mix, concentrated or full-price feed provided by Chuming Animal Feed Co., Ltd.; and

(4) A cost and recordkeeping system.

(c) All hogs delivered by you under this Agreement must be as follows:

(1)  Top quality, healthy and wholesome, castrated, free of foreign objects (e.g., needles) and weigh between 93 and 100 kilograms;

(2)  Not crippled, lame, sick, overfilled or otherwise unmerchantable at time of delivery; free of drugs or other additives banned by the PRC;

(3) Three-way cross-breeding self-raised hogs or other commercial grade pigs and sources, recognized by the purchaser, uniform in size and numbers, white in color, and derived from approved facilities;

(4) Handled by you and transporters in such a manner so as to optimize meat quality; and

(5) Vaccinated, supervised by a licensed veterinarian and in compliance with any applicable drug use requirements and withdrawal procedures calling for suspension of vaccinations 30 days prior to delivery to our plant.

(d) You agree to deliver hogs under this Agreement by:

(1)  Arranging transportation and incurring freight costs to deliver the hogs to our nearest slaughter plant;

(2)  Delivering the hogs to any other slaughter plant designated by us, in which case we will pay you for additional freight costs incurred by such delivery pursuant to our then current standard livestock freight schedule; and

(3)  Arranging delivery with our Hog Procurement personnel by Thursday of the week prior to delivery, with specific delivery days and times to be determined by us (early, late, Sunday and holiday deliveries may be required). Time is of the essence in the delivery of hogs under this Agreement.

(e)  You agree to the following:

(1)  To maintain certification at the top Level of the PRC Law and National Slaughtering Authentication Center, a HACCP Program, or the highest Level of such PRC Program established in the future within six months of the Program change establishing such Level;

(2)  To comply with any HACCP program established by us, and any change in such a program, within six months of the establishment of the program or the change;

(3)  To allow us to inspect your hogs and facilities during normal business hours on reasonable notice to you;

(4)  To demonstrate to us at all times the ability to produce hogs in the quantity and of the quality required during the term of this Agreement;

(5)  To demonstrate your financial soundness to us at all times and provide us evidence thereof upon our request;

(6)  To allow us to inspect all of your cost and financial records relating to this Agreement during normal business hours on reasonable notice to you; and

(7) To provide us a complete set of your or your U.S. listed parent company’s financial statements or other similar data and production information on an annual basis and at any time upon our demand.

5. DEFAULT; TERMINATION.

(a) For purposes of this Agreement, a party is in default if such party:

(1)  Breaches this Agreement and such breach remains uncured twenty (20) days after receipt from the non-defaulting party of a written notice specifying the alleged breach;

(2)  Manifests an intention not to perform any material obligation under this Agreement (for example, delivering hogs or accepting hogs) or manifests an intention not to cure a material breach of this Agreement;

(3) Becomes insolvent, suspends or discontinues business operations, makes an assignment for the benefit of creditors, commences voluntary or has commenced against them involuntary bankruptcy proceedings, or voluntarily appoints or involuntarily has appointed a receiver or trustee of all or any part of their property; or

(4) Is in default in the performance of any loan agreement with its lender(s) (for example, noncompliance with financial covenants), regardless of whether such default is declared by the lender(s). Each party agrees to promptly provide the other party written notice of any such default by it. Each party agrees to immediately provide the other party a copy of any notice of default such party receives from its lender(s). Any such notice of default by a party given by its lender(s) shall be conclusive evidence of such a default.

(b)  If the other party is in default, the non-defaulting party may terminate this Agreement by written notice to the defaulting party. Upon delivery of such a written notice of termination this Agreement shall immediately terminate.

(c)  If we discontinue slaughtering hogs at the plant to which your hogs are being delivered and retain ownership of such plant, then we shall at our option (1) terminate this Agreement by written notice to you, or (2) notify you that you must deliver the hogs to our then nearest slaughter plant. We will pay you for additional freight costs incurred by such delivery pursuant to our then current standard livestock freight schedule.

(d) If we do not complete the intended public listing and related financing for our parent company, Dalian Chuming Precious Sheen Investments Consulting Co., Ltd., the previous arrangements between us will continue and this Agreement will terminate without further notice.

6. REMEDIES. If the other party is in default, the non-defaulting party shall have the right to pursue any and all remedies available at law or in equity, including without limitation any remedies granted by this Agreement. The remedies shall be considered cumulative, with the pursuit of any one or more remedies not preventing the pursuit of any other remedies that may be available.

7. INDEMNITY. Each party shall indemnify and hold the other party harmless for any and all liabilities, damages, claims, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) incurred by the other party in connection with such party’s actual or alleged breach of this Agreement.

8. RIGHT OF OFFSET. If you are in default, we may offset any amounts owed to us under paragraph 7 against any amounts due and owing to you under this Agreement and any other agreement or transaction between you and us until all such amounts owed to us have been satisfied.

9. NO SECURITY INTERESTS OR LIENS IN HOGS. You represent to us that all hogs delivered under this Agreement are free and clear of all security interests and liens of any kind whatsoever, except as specifically provided in a written notice received by us at least thirty (30) days prior to delivery. If hogs delivered under this Agreement are subject to any security interest or lien, we may make payments jointly to you and the secured party or lien holder.

10. FORCE MAJEURE. Neither party shall be liable for damages due to delay or failure to perform any obligation under this Agreement that results directly or indirectly from any cause beyond the reasonable control of such party. Examples of such causes are disease which could not be reasonably foreseen or prevented by adherence to accepted industry practices, strike or other labor difficulties, breakdown or damage to facilities, acts of war, civil commotions, acts of any governmental authority, interference in telephone or electronic communications, fire, flood, windstorms, and other acts of God. If hogs are not delivered or accepted due to such causes, we may at our option accept hogs in excess of the contracted quantities when you are able to deliver them or we are able to accept them.

11. ASSIGNMENT; BINDING EFFECT. You do not have the right to assign this Agreement or any of your rights hereunder without our prior written consent, which consent shall not be unreasonably withheld. Provided that you may assign this Agreement or any of your rights hereunder to your lender(s) as collateral security for any loan. If you desire to sell all or substantially all the assets constituting your hog production operation, then in addition to obtaining our consent, you shall cause the purchaser to expressly assume, in a writing acceptable to us, all of your obligations under this Agreement. If we sell the slaughter plant to which your hogs are being delivered, then we shall at our option (a) cause the purchaser to expressly assume all of our obligations under this Agreement, or (b) notify you that you must deliver the hogs to our then nearest slaughter plant. We will pay you for additional freight costs incurred by such delivery pursuant to our then current standard livestock freight schedule. This Agreement shall be binding on your successors and permitted assigns and on our successors and assigns.

12. WAIVER. Any breach of this Agreement or any right provided by this Agreement may be waived only in a writing signed by the waiving party. Any such waiver shall not affect the validity of this Agreement, or the right of either party to thereafter enforce every provision of this Agreement.

13. RELATIONSHIP OF PARTIES. The parties are independent contractors, with neither party in any way the legal representative nor agent of the other party. Neither party has any right or authority to act for or bind the other party in any manner.

14. SEVERABILITY. If any term or provision of this Agreement is held to be illegal or in conflict with any PRC, provincial or local law or regulation, the validity of the remainder of this Agreement shall not be affected. The rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular term or provision held to be invalid.

15. SURVIVAL OF PROVISIONS. Any provisions of this Agreement that by their terms have or may have application after the expiration or termination of this Agreement shall be deemed to the extent of such application to survive the expiration or termination of this Agreement. Examples of such provisions are paragraphs 6-8.

16. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between you and us with respect to the subject matter of this Agreement. This Agreement supersedes any prior or contemporaneous oral or written agreement between you and us relating to the hog production operation supplying hogs under this Agreement. This Agreement may be amended or supplemented only in writing by you and us, and not by any course of dealing or prior performance.

17. GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the PRC, in Dalian City, Liaoning Province, without regard to conflict of laws principles.

18. JURISDICTION AND VENUE. All judicial proceedings and actions arising out of or relating to this Agreement shall be venued in the courts of the PRC, in Dalian City, Liaoning Province. The parties consent to the personal jurisdiction of said courts and waive any argument that such forums are not convenient.

19. MEDIATION. The parties agree to the use of mediation to attempt to resolve any dispute between the parties arising out of or relating to this Agreement. The mediator shall have no authority to impose a settlement of any such dispute. Mediation shall be conducted pursuant to the statutes of the International Arbitration Association.

20. NO INVESTMENT. Nothing in this Agreement requires you to make a capital investment in buildings or equipment that cost RMB1,000,000 or more and have a useful life of five or more years.

21. AUTHORIZATION. You represent and warrant that you have taken all necessary action to duly authorize the execution, delivery and performance of this Agreement. The individual signing this Agreement on your behalf certifies that he/she is duly authorized to execute this Agreement on behalf of you.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives effective the date written on the top of page 1.

DALIAN CHUMING GROUP CO., LTD	DALIAN CHUMING SLAUGHTER AND
PACKAGING PORK CO., LTD.

(“You”)	(“we”, “us” or “our”)

By:	By:

Its:	Its:
(Title)	(Title)